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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Forbes Medi-Tech Inc.
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    344907100
                                    ---------
                                 (CUSIP Number)

                                 January 6, 2004
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Dr. Jeffrey R. Jay, M.D.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

Number of        5.   SOLE VOTING POWER
Shares
Beneficially     6.   SHARED VOTING POWER
Owned by Each
Reporting                2,891,818
Person
                 7.   SOLE DISPOSITIVE POWER

                 8.   SHARED DISPOSITIVE POWER

                         2,891,818

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,891,818

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.8%

12.  TYPE OF REPORTING PERSON

         IN

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Biomedical Value Fund I (formerly known as JRJay Public Investments,
LLC)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of        5.   SOLE VOTING POWER
Shares
Beneficially             681,818
Owned by Each
Reporting        6.   SHARED VOTING POWER
Person
                 7.   SOLE DISPOSITIVE POWER

                         681,818

                 8.   SHARED DISPOSITIVE POWER

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         681,818

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.5%

12.  TYPE OF REPORTING PERSON:

         OO

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Biomedical Value Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of       5.    SOLE VOTING POWER
Shares
Beneficially             1,885,000
Owned by Each
Reporting       6.    SHARED VOTING POWER
Person
                7.    SOLE DISPOSITIVE POWER

                         1,885,000

                8.    SHARED DISPOSITIVE POWER

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,885,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.5%

12.  TYPE OF REPORTING PERSON

         PN

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Great Point GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of        5.   SOLE VOTING POWER
Shares
Beneficially     6.   SHARED VOTING POWER
Owned by Each
Reporting                1,885,000
Person
                 7.   SOLE DISPOSITIVE POWER

                 8.   SHARED DISPOSITIVE POWER

                         1,885,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,885,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.5%

12.  TYPE OF REPORTING PERSON

         OO

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Biomedical Offshore Value Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands

Number of        5.   SOLE VOTING POWER
Shares
Beneficially             325,000
Owned by Each
Reporting        6.   SHARED VOTING POWER
Person
                 7.   SOLE DISPOSITIVE POWER

                         325,000

                 8.   SHARED DISPOSITIVE POWER

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         325,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.2%

12.  TYPE OF REPORTING PERSON

         CO

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Great Point Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of        5.   SOLE VOTING POWER
Shares
Beneficially     6.   SHARED VOTING POWER
Owned by Each
Reporting                2,210,000
Person
                 7.   SOLE DISPOSITIVE POWER

                 8.   SHARE DISPOSITIVE POWER

                         2,210,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,210,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.5%

12.  TYPE OF REPORTING PERSON

         OO

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ITEM 1(a)         NAME OF ISSUER:

         Forbes Medi-Tech Inc. ("Forbes").

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         750 West Pender Street, Suite 200
         Vancouver, British Columbia V6C 2T8
         Canada

ITEM 2(a)         NAME OF PERSON FILING:

         Dr. Jeffrey M. Jay, M.D.
         Biomedical Value Fund I (formerly known as JRJay Public Investments,
           LLC),
         Biomedical Value Fund, L.P.
         Great Point GP, LLC
         Biomedical Offshore Value Fund, Ltd.
         Great Point Partners, LLC

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         2 Pickwick Plaza, Suite 450
         Greenwich, CT 06830

ITEM 2(c)         CITIZENSHIP:

         Dr. Jeffrey M. Jay, M.D. is a citizen of the United States. Biomedical Value Fund I (formerly known as JRJay Public Investments, LLC) is a limited liability company organized under the laws of the State of Delaware. Biomedical Value Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Great Point GP, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Offshore Value Fund, Ltd. is a limited liability corporation organized under the laws of the Cayman Islands. Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NUMBER:

                  344907100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

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                  Not Applicable.

ITEM 4.           OWNERSHIP (a) THROUGH (c)

         Biomedical Value Fund I (formerly known as JRJay Public Investments,
LLC) ("BVFI") is the direct beneficial owner of 681,818 shares (the "BVFI Shares"), consisting of (i) 505,050 common shares with no par value per share ("Common Shares") and (ii) warrants to purchase 176,768 Common Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BVFI Shares, and therefore is a beneficial owner of the BVFI Shares.

         Biomedical Value Fund, L.P. ("BVFLP") is the direct beneficial owner of 1,885,000 shares (the "BVFLP Shares"), consisting of (i) 1,450,000 convertible preferred shares with no par value per share ("Preferred Shares"), each convertible into one Common Share and (ii) warrants to purchase 435,000 Common Shares. Great Point GP, LLC, is the general partner of BVFLP, and by virtue of such status may be deemed to be the beneficial owner of the BVFLP Shares. Great Point Partners, LLC is the investment manager of BVFLP, and by virtue of such status may be deemed to be the beneficial owner of the BVFLP Shares. Dr. Jeffrey
R. Jay, M.D. has voting and investment power with respect to the BVFLP Shares, and therefore is the beneficial owner of the BVFLP Shares.

         Biomedical Offshore Value Fund, Ltd. ("BOVFL") is the direct beneficial owner of 325,000 shares (the "BOVFL Shares"), consisting of (i) 250,000 Preferred Shares and (ii) warrants to purchase 75,000 Common Shares. Great Point Partners, LLC is the investment manager of BOVFL, and by virtue of such status may be deemed to be the beneficial owner of the BOVFL Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BOVFL Shares, and therefore is the beneficial owner of the BOVFL Shares.

         The information in items 1 and 5 through 8 on the cover pages to this
Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]:

         Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
        `         PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

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         Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

                                       10
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SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  January 16, 2004

                                     DR. JEFFREY R. JAY, M.D.

                                     Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -------------------------

                                     BIOMEDICAL VALUE FUND I (FORMERLY KNOWN AS
                                     JRJAY PUBLIC INVESTMENTS, LLC)

                                     Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -------------------------
                                                 By Dr. Jeffrey R. Jay, M.D., as
                                                   as senior managing member.

                                     BIOMEDICAL VALUE FUND L.P.

                                     Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                    ------------------------
                                                By Great Point GP, LLC,
                                                  as general partner,
                                                By Dr. Jeffrey R. Jay, M.D.,
                                                  as senior managing member

                                     GREAT POINT GP, LLC

                                     Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                     ------------------------
                                                 By Dr. Jeffrey R. Jay, M.D.,
                                                   as senior managing member

                                     BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                                     Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                    ------------------------
                                                By Great Point Partners, LLC,
                                                  as investment manager,
                                                By Dr. Jeffrey R. Jay, M.D.,
                                                  as senior managing member

                                     GREAT POINT PARTNERS, LLC

                                     Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                    ------------------------
                                                By Dr. Jeffrey R. Jay, M.D.,
                                                  as senior managing member

                                       11
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                                                                       Exhibit A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date:  January 16, 2004

                                    DR. JEFFREY R. JAY, M.D.

                                    Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   ------------------------

                                    BIOMEDICAL VALUE FUND I (FORMERLY KNOWN AS
                                    JRJAY PUBLIC INVESTMENTS, LLC)

                                    Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   ------------------------
                                               By Dr. Jeffrey R. Jay, M.D., as
                                                 as senior managing member.

                                    BIOMEDICAL VALUE FUND L.P.

                                    Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   ------------------------
                                               By Great Point GP, LLC,
                                                 as general partner,
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

                                    GREAT POINT GP, LLC

                                    Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   ------------------------
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

                                    BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                                    Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   ------------------------
                                               By Great Point Partners, LLC,
                                                 as investment manager,
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

                                       12
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                                    GREAT POINT PARTNERS, LLC

                                    Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   ------------------------
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

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